Exhibit 15.1

Date: June 24, 2020

9F Inc. (the “Company”)

Jiufu Building, Rongxin Technology Center

Chaoyang District, Beijing 100102

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors” and “Item 4. Information on the Company—C. Organizational Structure,” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of June 2020, and further consent to the incorporation by reference of the summaries of our opinions under these headings into the Registration Statement on Form S-8 (File No. 333-238489) of the Company. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,
/s/ Han Kun Law Offices
Han Kun Law Offices